EXHIBIT 1

FIRST AMENDMENT TO the

AGREEMENT REGARDING DEBT AND SERIES H PREFERRED STOCK

This First Amendment to the Agreement Regarding Debt and Series H Preferred Stock (this “Amendment”), dated as of November 8, 2019, is entered into by and among FTE Networks, Inc., a Nevada corporation (the “Company”), Fred Sacramone (“Sacramone”) and Brian McMahon (“McMahon”).

WHEREAS, the Company has accepted that certain Proposal For Surrender Of Collateral And Strict Foreclosure dated as of October 10, 2019 (the “Proposal”), pursuant to which certain assets of the Company and the other credit parties thereto were foreclosed upon by Lateral Juscom Feeder LLC, a Delaware limited liability company, as the administrative agent, and the other lender parties under that certain Amended and Restated Credit Agreement, dated as of July 2, 2019;

WHEREAS, in connection with the transactions contemplated by the Proposal, the Company, Sacramone and McMahon entered into an Agreement Regarding Debt and Series H Preferred Stock dated October 10, 2019 (the “Agreement”);

WHEREAS, the parties hereto deem it mutually beneficial to amend the Agreement in order to extend certain deadlines set forth in the Agreement, as reflected in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, it is agreed as follows:

1. Amendments to Agreement. Section 2.3 of the Agreement is hereby amended as follows:

1.1. The reference to “November 10, 2019” in subsection (c) is hereby changed to “December 31, 2019”.

1.2. The references to “December 31, 2019” in subsections (b) and (c) are hereby changed to “February 28, 2020”.

2. Effect of Amendment. The parties to this Amendment hereby agree and acknowledge that except as provided in this Amendment, the Agreement shall remain in full force and effect and has not been modified or amended in any respect, it being the intention of the parties that this Amendment and the Agreement be read, construed and interpreted as one and the same instrument.

3. Miscellaneous. Sections 4.1 through 4.6 of the Agreement are applicable to this Amendment and are incorporated herein by reference.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned have executed this Amendment as of the date first set forth above.

COMPANY:

FTE NETWORKS, INC.

By:	/s/ Stephen Goodwin
Name:	Stephen Goodwin
Title:	Chief Executive Officer

/s/ Fred Sacramone
FRED SACRAMONE

/s/ Brian McMahon
BRIAN MCMAHON

[Signature Page to the First Amendment to the

Agreement Regarding Debt and Series H Preferred Stock]